Exhibit 10.3

Certain identified information has been excluded from this exhibit because it is both not material and is of the type that the registrant treats as private or confidential. This redacted information has been marked in this exhibit with three asterisks [***].

NON-EXCLUSIVE LICENSE AGREEMENT

between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

SURROZEN OPERATING, INC.

for

Wnt Modulating Antibodies Identified from Llama Single Domain Antibody Phage

UC Case No. [***]

260701573 v9

TABLE OF CONTENTS

Article No. Title Page

BACKGROUND		1
1.	DEFINITIONS	2
2.	GRANT	5
3.	SUBLICENSES	6
4.	PAYMENT TERMS	8
5.	LICENSE ISSUE FEE	9
6.	LICENSE MAINTENANCE FEE	9
7.	EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES	9
8.	MILESTONE PAYMENTS	10
9.	Intentionally Omitted	10
10.	PROGRESS AND ROYALTY REPORTS	11
11.	BOOKS AND RECORDS	11
12.	LIFE OF THE AGREEMENT	12
13.	TERMINATION	13
14.	USE OF NAMES AND TRADEMARKS	13
15.	LIMITED WARRANTY	14
16.	LIMITATION OF LIABILITY	15
17.	INDEMNIFICATION	15
18.	NOTICES	17
19.	ASSIGNABILITY	18
20.	FORCE MAJEURE	18
21.	GOVERNING LAWS; VENUE	19
22.	GOVERNMENT APPROVAL OR REGISTRATION	19
23.	COMPLIANCE WITH LAWS	19
24.	CONFIDENTIALITY	20
25.	MISCELLANEOUS	21
EXHIBIT A: CONSENT TO SUBSTITUTION OF PARTY		24

260701573 v9

UC Case No(s). [***]

NON-EXCLUSIVE LICENSE AGREEMENT

for

Wnt Modulating Antibodies Identified from Llama Single Domain Antibody Phage

This non-exclusive license agreement (“Agreement”) is made effective this 28th day of March, 2022 (“Effective Date”), by and between The Regents of the University of California, a California public corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 (“The Regents”) and acting through its Office of Technology Management and Advancement, University of California San Francisco (“UCSF”), 600 16th Street, Suite S-272, San Francisco, CA 94143 and Surrozen Operating, Inc., a Delaware corporation, having a principal place of business at 171 Oyster Point Blvd., Suite 400, South San Francisco, CA 94080 (“Licensee”).

BACKGROUND

A. Certain inventions, generally characterized as the Llama Single Domain Antibody Phage and disclosed in UC Case No. [***] (“Invention”), are covered by the Technology Rights (as defined in Paragraph 1.14 below) and were made in the course of research at the University of California, San Francisco by [***].

B. Development of the Invention was sponsored by The National Institutes of Health (“NIH”) and as a consequence, this Agreement and the Invention are subject to overriding obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations including a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced the Invention for or on behalf of the United States Government throughout the world.

C. The Regents elected on *** to retain title to the Invention and granted the aforementioned licenses to the United States Government.

D. Licensee wishes to obtain a commercial license to develop and commercialize the identified antibodies and derivative antibodies discovered using the Biological Material.

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E. The Regents wishes to grant Licensee a non-exclusive license so that the Products and other benefits derived from the Invention can be enjoyed by the general public.

- - oo 0 oo - -

The Parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Affiliate” of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee. “Control” means (i) having the actual, present capacity to elect a majority of the directors of such affiliate; (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2 “Antibody(ies)” means a protein or immunoglobulin that binds to an antigen or target of interest through a complementarity determining region (“CDR”), or any fragment of such protein, including, but not limited to, an antibody, antibody fragment, IgG, Fab, scFv, Fv fragment, or other CDR containing peptide.

1.3 “Biological Materials” means: (a) the Original Materials and their Progeny; (b) Unmodified Derivatives; (c) Identified Antibody(ies); or (d) Derivative Antibody(ies).

1.4 “Derivative Antibody” means an Antibody that is the result of Licensee’s (i) research, development or optimization efforts using an Identified Antibody as a starting compound, [***], or (ii) combining an Identified Antibody with a third-party Antibody, [***].

1.5 “Field of Use” means the treatment, palliation, diagnosis or prevention of any human or animal disease.

1.6 “First Commercial Sale” means the first Sale of a Product by Licensee, Sublicensee or an Affiliate to any third party end user.

1.7 “Identified Antibody(ies)” means a) an Antibody, identified by Licensee through screening the Biological Materials, that binds to and modulates targets in the Wnt pathway including, but not limited to, receptors including Frizzled receptors, low-density

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lipoprotein receptor related protein 5 and 6 (LRP5 or LRP6), asialoglycoprotein receptors 1 and 2 (ASGR1 or ASGR2), and Ring-Type E3 Ubiquitin Transferase ZNRF3 (ZNRF3), b) a polynucleotide encoding an Antibody described in a) above, or c) the amino acid or nucleotide sequence of a CDR of the Antibody described in a) above.

1.8 “Net Sale” means the total amounts invoiced (including fair market value of any non-cash consideration received) by Licensee or by any Affiliate or Sublicensee (the “Selling Party”) on account of Sales of Product, after deduction of all the following in accordance with the applicable accounting standards used by the applicable Selling Party (i.e., GAAP or IFRS) to the extent actually applicable to such Sales:

1.8.1 trade, quantity and cash discounts or rebates, actually allowed or taken;

1.8.2 allowances or credits given for damaged goods, charge-backs, rejection or for return of previously sold Product or outdated Product, including without limitation in connection with recalls;

1.8.3 any tax or other governmental charge (including without limitation, VAT or its equivalent or custom surcharges) borne by and not reimbursed to the Licensee other than income tax levied on the Sale, transportation or delivery of Product;

1.8.4 deductions to the gross invoice sales amount of Product either imposed by regulatory authorities or other governmental entities; and,

1.8.5 any charges for postage, packing, handling, freight, insurance, transportation and duty charges borne by the seller.

For purposes of calculating Net Sales: transfers of reasonable quantities of Product among Licensee, Affiliate, or Sublicensee for the purpose of resale by Licensee, Affiliate, or Sublicensee shall not be treated as Sales, provided that subsequent transfers to third parties upon resale of such Product are treated as Sales with the corresponding Net Sales being calculated from the total amount invoiced by Licensee, Affiliate or Sublicensee to the recipient third party.

Notwithstanding the foregoing, transfers of reasonable quantities of Product among Licensee, Affiliate, or Sublicensee at or below the manufacturing costs thereof for use as samples (including registration samples) or for use in research or Product development (including post approval clinical trials) will be excluded from the computation of Net Sales.

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Licensee shall include in its progress reports submitted pursuant to Section 10 a description of all transfers occurring in the relevant reporting period that it believes are within the scope of this paragraph. If it is unclear to The Regents that a transfer or other disposition of Products falls within the scope of this paragraph, the Parties will promptly confer and attempt to resolve the matter in good faith.

If Licensee or its Affiliates or Sublicensee makes any sales to any third party in a transaction in a given country that is not an arms’ length transaction, unless a cash discount within the meaning of this Paragraph 1.8 applies, the Net Sales used to determine the royalties payable to The Regents shall be computed on the basis of the established average price charged to unrelated third parties in such country.

1.9 “Original Materials” means the Llama Single Domain Antibody Phage Library developed by [***] as described in UC Case No. [***]. The library is currently unpublished.

1.10 “Product” means any article of manufacture, composition of matter, material, compound, component or product that consists of, contains or incorporates Identified Antibody(ies) or Derivative Antibody(ies).

1.11 “Progeny” means descendants from the Original Materials, Progeny and/or Unmodified Derivatives, including those with mutations such as: virus from virus; cell from cell; or organism from organism.

1.12 “Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration. Correspondingly, “Sell” means to make or cause to be made a Sale, and “Sold” means to have made or caused to be made a Sale.

1.13 “Sublicensee” means any person or entity (including any Affiliate) to which any of the license rights granted to the Licensee hereunder are granted a sublicense or an option to a sublicense.

1.14 “Technology Rights” means The Regents’ personal property rights in the Biological Materials.

1.15 “Unmodified Derivative(s)” means a substance(s) derived from the Original Materials, Progeny or Unmodified Derivatives that constitutes an unmodified functional subunit or derivative of the Original Materials, Progeny or Unmodified Derivatives, [***]. For the avoidance of doubt, Unmodified Derivatives shall not include any Antibody (ies) identified by Licensee through screening the Original Materials, Progeny or Unmodified Derivatives.

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2. GRANT

2.1 Subject to the limitations and other terms and conditions set forth in this Agreement including the license granted to the United States Government and those reserved by The Regents set forth in the Background and in Paragraphs 2.2.1 (obligations to the United States Government), The Regents grants to the Licensee a non-exclusive license under its rights in and to Technology Rights to make, have made, use, Sell, offer for Sale and import Products worldwide (except in such countries where and during the period in which The Regents is barred, under federal or state law, from granting a license to intellectual property for such country) (the “Territory”), only in the Field of Use.

2.2 Exceptions. The license granted in Paragraph 2.1 is subject to the following:

2.2.1 The obligations to the United States Government under 35 U.S.C. §§ 200-212 and all applicable governmental implementing regulations, as amended from time to time, including the obligation to report on the utilization of the Invention as set forth in 37 CFR. § 401.14(h), and all applicable provisions of any license to the United States Government executed by The Regents; and

2.2.2 the National Institutes of Health “Principles and Guidelines for Recipients of NIH Research Grants and Contracts on Obtaining and Disseminating Biomedical Research Resources,” 64 F.R. 72090 (Dec. 23, 1999), as amended from time to time.

2.3 Retention of Title. Title in and to the Original Materials, Progeny and Unmodified Derivatives and any rights relating thereto is owned by The Regents and is not transferred to the Licensee under this Agreement. For the avoidance of doubt, no right, title or interest, whether by implication, estoppel, or otherwise is granted under this Agreement to the Original Materials, Progeny or Unmodified Deriviatives. In no event may the Licensee Sell, transfer, lease, exchange or otherwise dispose or provide such Original Materials and/or any Progeny or Unmodified Derivatives to any third party.

2.4 Reservation of Rights. The Regents reserves and retains the right (and the rights granted to the Licensee in this Agreement shall be limited accordingly) to make, use and practice the Invention, the Original Materials, Progeny and Unmodified Derivatives (to the extent such Unmodified Derivatives are derived or identified by The Regents), and any technology or know-how relating to any of the foregoing and to grant any of the foregoing

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rights to other educational and non-profit institutions solely for educational and research purposes, including without limitation, any sponsored research performed for or on behalf of commercial entities which may include publication and other communication of any research results. Licensee understands that the right of The Regents to transfer the Original Materials, Progeny and Unmodified Derivatives to other educational and non-profit institutions as provided for in this Paragraph could lead to the inadvertent loss or diminution of the proprietary and commercial value of the Original Material, Progeny and Unmodified Derivatives and that such loss or diminution does not affect the consideration Licensee is to convey to The Regents hereunder. The Regents is also free to issue additional licenses under its rights in and to the Original Materials and any biological materials made from the Original Materials and is free to transfer the Original Materials to non-profit and for-profit third parties for any purpose.

2.5 The Regents receive no rights through this Agreement to the data, results, technology, information, discoveries or inventions obtained, developed or conceived and/or reduced to practice by or on behalf of Licensee through its use of the Technology Rights.

3. SUBLICENSES

3.1 Permitted Sublicensing. The Regents also grants to the Licensee the right to sublicense to third parties (including to Affiliates) through multiple tiers the rights granted to the Licensee hereunder. Each Sublicensee must be subject to a written sublicense agreement. All sublicenses will include all of the rights of, and will require the performance of all the obligations due to, The Regents (and, if applicable, the United States Government and other sponsors), other than those rights and obligations specified in Article 5 (License Issue Fee), Article 6 (License Maintenance Fee) and Paragraph 7.3 (Minimum Annual Royalty). For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible.

3.2 Joint Interest. In the event that The Regents and the Licensee each own an undivided interest in any Technology Rights licensed hereunder, the Licensee will not separately grant a license to any third party under its rights without concurrently granting a license under The Regents’ rights on the terms and conditions described in this Article 3 (Sublicenses).

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3.3 Sublicense Requirements. The Licensee shall provide The Regents with a copy of each sublicense issued within thirty (30) days of execution of such sublicense or sublicense amendment; and shall summarize and deliver all reports due The Regents from Sublicensees and guarantee all payments due to The Regents under this Agreement from Sublicensee, provided however, that if a Sublicensee does not pay amounts owed to Licensee under the sublicense which trigger payments to The Regents under this Agreement and Licensee has used diligent efforts to obtain such owed and unpaid amounts and terminates the sublicense agreement, Licensee shall not be obligated to pay The Regents unless and until such payments are obtained by the Licensee.

3.4 License Termination. Upon termination of this Agreement for any reason, each sublicense granted by Licensee to a Sublicensee shall remain in effect as a direct license from The Regents to the Sublicensee (each a “New License Agreement”), which license shall be substantially the same scope as the sublicense on terms and conditions substantially the same as this Agreement, provided that the Sublicensee is not at the time of such termination in breach of its sublicense agreement where such breach remains uncured. In the event of such a grant of a direct license to any Sublicensee pursuant to the preceding sentence, The Regents will not be bound by any grant of rights broader than or will not be required to perform any obligation other than those rights and obligations contained in this Agreement. The Regents and the Sublicensee will modify each such New License Agreement to include all of the rights of The Regents (and, if applicable, the United States Government and other sponsors) that are contained in this Agreement. Notwithstanding the foregoing, each Sublicensee’s right to enter into a New License Agreement shall only be available to the extent (A) Licensee provides to The Regents a copy of the sublicense agreement granting the sublicense to such Sublicensee as required under Paragraph 3.3 and with all terms relating to the rights and obligations under this Agreement left unredacted, (B) such Sublicensee notifies The Regents within ninety (90) days after the termination of this Agreement that it wishes to enter into a New License Agreement, and (C) the duties of The Regents under the New License Agreement will not be greater than the duties of The Regents under this Agreement.

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4. PAYMENT TERMS

4.1 Payment Obligations. Earned Royalties will be payable to The Regents when Products are invoiced, or if not invoiced, when delivered or otherwise transferred by the Licensee or Sublicensee in a manner constituting a Net Sale as defined in Paragraph 1.8 (Net Sale).

4.2 Schedule. The Licensee will pay to The Regents all Earned Royalties and other consideration payable to The Regents quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year. Each payment will be for Earned Royalties, and other consideration which has accrued within the Licensee’s most recently completed calendar quarter.

4.3 Currency. All consideration due The Regents will be payable and will be made in United States dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents. The Licensee is responsible for all bank or other transfer charges. When Products are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Products were Sold and then converted into equivalent United States dollars. The exchange rate will be the average exchange rate quoted in The Wall Street Journal during the last thirty (30) days of the reporting period.

4.4 Taxes. Earned Royalties on Net Sales of Products and other consideration accrued in, any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country, except those taxes, fees and charges allowed under the provisions of Paragraph 1.8 (Net Sale).

4.5 Interest. In the event that royalties, fees, or other monies owed to The Regents are not received by The Regents when due, the Licensee will pay to The Regents interest at a rate of ten percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

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5. LICENSE ISSUE FEE

5.1 The Licensee will pay to The Regents a license issue fee of [***] within thirty (30) days of the Effective Date. This fee is non-refundable, non-cancelable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

6. LICENSE MAINTENANCE FEE

6.1 The Licensee will also pay to The Regents a license maintenance fee of [***] beginning on the one-year anniversary date of the Effective Date of this Agreement and continuing annually for the life of the Agreement until the year of the First Commercial Sale of any Product. The license maintenance fee is non-refundable and is not an advance or otherwise creditable against any royalties or other payments required to be paid under the terms of this Agreement.

7. EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

7.1 Earned Royalty. For each Product and in each country, the Licensee will pay to The Regents an earned royalty of [***] of the Net Sales of any Product Sold by the Licensee, Sublicensee, or any Affiliate (“Earned Royalty”) for the duration of the Royalty Term. For each Product, the “Royalty Term” in each country shall begin upon First Commercial Sale in that country and expire on the tenth (10th) anniversary following the First Commercial Sale in that country.

7.2 Any payments received for Earned Royalty will be non-refundable and non-creditable towards any other payment due to The Regents. In case of documented overpayment, Licensee shall notify The Regents promptly following Licensee’s discovery of such overpayment, and shall have the right to credit such overpayment against future royalty payments.

7.3 Minimum Annual Royalty. The Licensee will also pay to The Regents a minimum annual royalty of [***] beginning with the year of the First Commercial Sale of a Product and continuing annually each calendar year for the life of the Agreement. The minimum annual royalty will be paid to The Regents by February 28 of each year and will be credited against the Earned Royalty due for the calendar year in which the minimum

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payment was made. Licensee’s obligation to pay the minimum annual royalty will be pro-rated for the number of months remaining in the calendar year when Sales commence and will be due the following February 28 (along with the minimum annual royalty payment for that year), to allow for crediting of the pro-rated year’s Earned Royalties.

8. MILESTONE PAYMENTS

8.1 Milestones. The Licensee will pay to The Regents a non-refundable, non-creditable amount upon the first IND filing for each Product, in the amount of:

8.1.1 [***] for each of the first (1st) and second (2nd) Product; and

8.1.2 [***] for each of the third (3rd) Product and any Product thereafter.

8.2 Milestone Payment Terms. For the avoidance of doubt, each of the milestone payments set forth in Paragraph 8.1 above will be payable with respect to each Product and regardless of whether the applicable milestone event has been achieved by the Licensee, Sublicensee, or any Affiliate. Licensee shall provide written notice to The Regents within thirty (30) days following achievement of the applicable milestone event, and remit the applicable milestone payments set forth in Paragraph 8.1 together with such notice.

9. DUE DILIGENCE

9.1 The Licensee, upon execution of this Agreement, will use diligent and commercially reasonable efforts to develop, manufacture and Sell the Products.

10. PROGRESS AND ROYALTY REPORTS

10.1 Progress Reports. Beginning [***], and [***], Licensee will submit a written report to The Regents covering the Licensee’s (and any Affiliates’ or Sublicensees’) activities related to this Agreement. The report will include information sufficient to enable The Regents to satisfy reporting requirements of the U.S. Government and to ascertain progress by Licensee toward meeting this Agreement’s diligence requirements set forth in Article 9 (Due Diligence) and reaching the milestones set forth in Paragraph 8.1 (Milestones). Each report will describe, where relevant: progress toward commercialization of Products, including work completed, key scientific discoveries, summary of work in progress,

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current schedule of anticipated events or milestones, market plans for introduction of Products, and significant corporate transactions involving Products.

10.2 First Sale. The Licensee will report to The Regents the date of first Sale of a Product in each country in its first progress and royalty reports following such first Sale of a Product.

10.3 [***].

11. BOOKS AND RECORDS

11.1 Accounting. The Licensee shall keep, and shall cause its Affiliates and Sublicensees to keep, accurate books and records showing all Products Sold under the terms of this Agreement. Books and records must be preserved for at least four (4) years from the date of the royalty payment to which they pertain.

11.2 Auditing. Books and records must be open to inspection by representatives or agents of The Regents at reasonable times on reasonable advance notice and no more frequently than once per year. The Regents shall bear the fees and expenses of examination but if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered in any examination then the Licensee shall bear the fees and expenses of that examination and shall remit such underpayment to The Regents within thirty (30) days of the examination results. Any over payment shall be credited against future payments due The Regents.

12. LIFE OF THE AGREEMENT

12.1 Term. Unless otherwise terminated by operation of law, Paragraph 12.2 (Bankruptcy), or by acts of the Parties in accordance with the terms of this Agreement, this Agreement will remain in effect on a country-by-country and Product-by-Product basis from the Effective Date until the expiration of the applicable Royalty Term for such Product in such country. Upon expiration of the applicable Royalty Term for a Product in a country, the rights granted under Section 2.1 shall become nonexclusive, royalty-free, and fully-paid, and except in the case of material breach of this Agreement, irrevocable and perpetual.

12.2 Bankruptcy. This Agreement will automatically terminate without the obligation to provide sixty (60) days’ notice as set forth in Paragraph 13.1 (Termination By The Regents) upon the filing of a petition for relief under the United States Bankruptcy Code

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by or against the Licensee as a debtor or alleged debtor, provided that for involuntary petition against the Licensee, such petition is not dismissed within ninety (90) days after filing.

12.3 Surviving Provisions. Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1 Definitions

Paragraph 4.5 Late Payments

Article 5 License Issue Fee (to the extent not yet paid)

Paragraphs 7.1 and 7.3 Earned Royalties and Minimum Annual Royalties (to the extent accrued and not yet paid as of the date of expiration or termination)

Article 11 Books and Records

Article 12 Life of the Agreement

Article 14 Use of Names and Trademarks

Article 15 Limited Warranty

Article 16 Limitation of Liability

Article 17 Indemnification

Article 18 Notices

Article 21 Governing Laws; Venue

Article 24 Confidentiality

12.4 Effects of Termination. The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties or other payments owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties in accordance with Article 7 (Earned Royalties and Minimum Annual Royalties).

13. TERMINATION

13.1 By The Regents. If the Licensee breaches a material term of this Agreement, then The Regents may give written notice of the breach (“Notice of Breach”) to the Licensee specifically referencing this Section 13.1 and such Notice of Breach describing the alleged material breach in sufficient detail to put Licensee on notice (“Material Breach”). If Licensee fails to cure the Material Breach within ninety (90) days of Licensee’s receipt of the Notice of Breach, The Regents may terminate this Agreement by a second written notice (“Notice of Termination”). If a Notice of Termination is sent to the Licensee, this Agreement will automatically terminate on Licensee’s receipt of the Notice of Termination.

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13.2 By Licensee. The Licensee has the right at any time, for any reason or no reason, to terminate this Agreement by providing a written Notice of Termination to The Regents. Termination of this Agreement will be effective sixty (60) days from the date such termination notice is sent by Licensee.

14. USE OF NAMES AND TRADEMARKS

14.1 Nothing contained in this Agreement will be construed as conferring any right to either Party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other Party (including a contraction, abbreviation or simulation of any of the foregoing). Without the Licensee’s consent case-by-case, The Regents may list Licensee’s name as a licensee of technology from The Regents without further identifying the technology. Unless required by law or unless consented to in writing by the Director of the Office of Technology Management and Advancement, UCSF Innovation Ventures, the use by the Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California in advertising, publicity or other promotional activities is expressly prohibited. The Regents hereby agree that Licensee may publicly identify The Regents as its licensor of the Technology Rights under this Agreement, provided, however, that Licensee may in no event imply endorsement of Licensee or Products by The Regents.

15. LIMITED WARRANTY

15.1 To the extent of the knowledge of the licensing professional administering this Agreement and as of the Effective Date, The Regents warrants to the Licensee: that it has the full power and authority to enter into this Agreement, and has the lawful right to grant this license.

15.2 Except as expressly set forth in this Agreement, this license and the associated Invention, Products, and any Original Materials are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PRODUCTS, OR ORIGINAL MATERIALS

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WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

15.3 This Agreement does not:

15.3.1 express or imply a warranty or representation as to the validity, enforceability, or scope of any Technology Rights; or

15.3.2 express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

15.3.3 confer by implication, estoppel or otherwise any license or rights under any patents or other rights of The Regents other than Technology Rights, regardless of whether such patents are dominant or subordinate to Technology Rights; or

15.3.4 obligate The Regents to furnish any advancements, developments, or other improvements to Technology Rights, or know-how, technology or information not provided in Technology Rights; or

15.3.5 obligate The Regents to update the technology in Technology Rights.

16. LIMITATION OF LIABILITY

16.1 EXCEPT FOR LICENSEE’S OBLIGATIONS UNDER ARTICLE 17 (INDEMNIFICATION), NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY, OR ITS SUBLICENSEES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION TO THE FOREGOING, THE REGENTS SHALL NOT BE LIABLE TO LICENSEE FOR ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT.

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17. INDEMNIFICATION

17.1 Indemnification. The Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, the sponsors of the research that led to the Invention and the development of the Original Materials, and the inventors of the Original Materials and their employers, and the officers, employees and agents of any of the foregoing (“Indemnitee”), against any and all third party claims, suits, losses, damage, costs, fees and expenses resulting from, or arising out of the exercise of this license granted under this Agreement or any sublicense, except to the extent such claims result or arise from the gross negligence, willful misconduct or breach of this Agreement by the Indemnitee. This indemnification will include, but not be limited to, any losses or damages from any product liability claim with respect to the Product. If The Regents reasonably believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The Regents in accordance with this Paragraph 17.1 (Indemnification), then The Regents may retain counsel of its choice to represent it and the Licensee will pay all expenses for such representation.

17.2 Insurance. The Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain at least the following insurance:

17.2.1 Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence [***]

Products/Completed Operations Aggregate [***]

Personal and Advertising Injury [***]

General Aggregate (commercial form only) [***]

If the above insurance is written on a claims-made form, it shall continue [***] following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and

17.2.2 Worker’s Compensation as legally required in the jurisdiction in which the Licensee is doing business.

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17.3 No Limitation of Liability. The coverage and limits above will not in any way limit the Licensee’s liability under this Article 17 (Indemnification.)

17.4 Certificates. Upon the execution of this Agreement, the Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will (except for workers’ compensation): indicate The Regents as an additional insured(s) under the coverage described above in Paragraph 17.2 (Insurance); and include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

17.5 Notification. The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 17 (Indemnification), allow the Licensee to assume and conduct the defense of such claim in consultation with The Regents, reasonably cooperate with the Licensee in such defense, and not settle any such claim without the prior written consent of the Licensee. The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 17 (Indemnification).

18. NOTICES

18.1 Any notice or payment hereunder shall be deemed to have been properly given when sent in writing in English to the respective address below and shall be deemed effective:

18.1.1 on the date of delivery if delivered in person,

18.1.2 on the date of mailing if mailed by first-class certified mail, postage paid, or

18.1.3 on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment, or

18.1.4 in the case of notices, if sent by email, on the date the recipient acknowledges having received that email by either an email sent to the sender or by a notice delivered by another method in accordance with this Paragraph 18.1 (Notices), provided that, automated replies and “read receipts” shall not be considered acknowledgement of receipt.

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In the case of Licensee:

[***]

In the case of The Regents:

For notices:

[***]

For remittance of payments:

[***]

19. ASSIGNABILITY

19.1 The Licensee may assign or transfer this Agreement, without The Regents’ prior written consent, only in the case of an Affiliate or in the case of assignment or transfer to a party that succeeds to all or substantially all of Licensee’s business or assets relating to this Agreement, whether by Sale, merger, operation of law or otherwise, provided that a) such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement and signs The Regents’ standard substitution of party letter (attached here as Exhibit A), and b) Licensee gives The Regents a thirty (30) day notice of assignment. Any attempted assignment by Licensee other than in accordance with this Paragraph 19.1 will be null and void. This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

20. FORCE MAJEURE

20.1 Except for the Licensee’s obligation to make any payments to The Regents hereunder, the Parties shall not be responsible for failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

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21. GOVERNING LAWS; VENUE

21.1 Choice of Law. THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which Party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

21.2 Venue. Any legal action brought by the Parties hereto relating to this Agreement will be conducted in San Francisco, California.

22. GOVERNMENT APPROVAL OR REGISTRATION

22.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

23. COMPLIANCE WITH LAWS

23.1 The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Products. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee shall manufacture Products in compliance with applicable government importation laws and regulations of a particular country for Products made outside the particular country in which such Products are used, Sold or otherwise exploited.

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24. CONFIDENTIALITY

24.1 The Licensee and The Regents will hold and maintain the other party’s proprietary business and technical information disclosed to it under this Agreement (“Proprietary Information”) in confidence, using at least the same degree of care as the receiving party uses to protect its own proprietary information of a similar nature (but no less than reasonable care), and will not use or disclose the other party’s Proprietary Information to any person for any purpose other than as provided for in this Agreement (which shall include the exercise of any rights or the performance of any obligations under this Agreement). Proprietary Information will be protected from the date of disclosure until [***]. The negotiated terms of this Agreement shall be deemed Proprietary Information of both parties to the extent permitted by law, and the Licensee’s Proprietary Information shall include any progress reports and royalty reports and any sublicense agreement issued pursuant to this Agreement.

24.2 The Licensee and The Regents may disclose the other party’s Proprietary Information to their employees, agents, consultants and contractors and, in the case of the Licensee, its sublicensees, provided that such parties have a need to know such information for the purpose of this Agreement and are bound by a like duty of confidentiality as set forth in this Article 24 (Confidentiality). In addition, Licensee may disclose The Regents’ Proprietary Information to any actual or potential Sublicensees, investors, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential Sublicense, investment, acquisition, merger or other business relationship, provided that such parties are bound by a like duty of confidentiality as that found in this Article 24. In addition, if a third party inquires whether a license to Patent Rights is available, The Regents may disclose to the third party the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions, but will not disclose the name of the Licensee unless that information is already public.

24.3 Nothing contained herein will in any way restrict the right of the Licensee or The Regents to use or disclose any Proprietary Information that the recipient can demonstrate by written records:

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24.3.1 was previously known to it prior to its disclosure by the disclosing party;

24.3.2 is public knowledge other than through acts or omissions of recipient;

24.3.3 was lawfully obtained without restrictions on the recipient from sources independent of the disclosing party; and

24.3.4 was independently developed by recipient.

24.4 Nothing in this Agreement will restrict either party from producing Proprietary Information that is required to be disclosed (i) in litigation or by a governmental entity or agency, or (ii) by law (including the California Public Records Act or similar applicable law), provided that the recipient uses reasonable efforts to promptly notify the disclosing party of such required disclosure to allow the disclosing party to object to or seek a protective order to prevent or limit the required disclosure. To the extent feasible, the party with the obligation to disclose under subsection (i) and (ii) in the previous sentence will make reasonable efforts to make such disclosure subject to confidentiality obligations at least as protective as the terms set forth in this section.

24.5 Nothing in this Agreement will be construed to prevent The Regents from reporting de-identified raw terms of the Agreement as part of a larger database.

24.6 Upon termination of this Agreement and written request of the disclosing party within [***] following the termination of this Agreement, the receiving party will destroy (and provide the other party with a written certification of such destruction) or return the disclosing party’s Proprietary Information in its possession within [***] following receipt of the request. Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

25. MISCELLANEOUS

25.1 Appendices. This Agreement includes the attached Exhibit A.

25.2 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

25.3 Binding Agreement. This Agreement is not binding on the Parties until it has been signed below on behalf of each Party. It is then effective as of the Effective Date.

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25.4 Amendments. No amendment or modification of this Agreement is valid or binding on the Parties unless made in writing and signed on behalf of each Party.

25.5 Waiver. No waiver by either Party of any Material Breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar Material Breach or default.

25.6 Entire Agreement. This Agreement embodies the entire understanding of the Parties relating to the subject hereof and supersedes all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof.

25.7 Invalidity. In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

25.8 Independent Contractors. In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the Parties hereto, or be construed to evidence the intention of the Parties to establish any such relationship. Neither Party will have the power to bind the other Party or incur obligations on the other Party’s behalf without the other Party’s prior written consent.

25.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this Agreement, a facsimile (including a PDF image delivered via email) copy of this Agreement, including the signature pages, will be deemed an original. The Parties agree that neither Party will have any rights to challenge the use or authenticity of a counterpart of this Agreement based solely on that its signature, or the signature of the other Party, on such counterpart is not an original signature.

25.10 Execution. The terms and conditions of this Agreement shall be considered by The Regents to be withdrawn from the Licensee’s consideration and the Agreement itself to be null and void, unless this Agreement is executed by both The Regents and the Licensee within thirty (30) days of when the execution copy is circulated for signatures.

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IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement by their respective and duly authorized officers on the day and year written.

SURROZEN OPERATING, INC. THE REGENTS OF THE UNIVERSITY

OF CALIFORNIA

By: By:

(Signature) (Signature)

Name: Name:

(Please Print) (Please Print)

Title: Title:

Date: Date:

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EXHIBIT A: CONSENT TO SUBSTITUTION OF PARTY

UC Case Nos. SFXXXX-XXX

This substitution of parties (“Agreement”) is effective this day of , 20__, among The Regents of the University of California (“The Regents”), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200 and acting through its Office of Technology Management, University of California San Francisco (“UCSF”), 600 16th Street, Suite S-272, San Francisco, CA 94143; [licensee name] (“XXX”), a _____ corporation, having a principal place of business ________; and [new licensee name] [(“YYY”)] a ______________________ corporation, having a principal place of business at _________________________________.

BACKGROUND

A. The Regents and [XXX] entered into a License Agreement effective ________________ (UC Control No. __-__-____), entitled _________________ (“License Agreement”), wherein XXX was granted certain rights.

B. [XXX] desires that [YYY] be substituted as Licensee (defined in the License Agreement) in place of [XXX].

C. [YYY] has read the License Agreement and agrees to abide by its terms and conditions.

The Parties agree as follows:

1. [YYY] assumes all liability and obligations under the License Agreement and is bound by all its terms in all respects as if it were the original Licensee of the License Agreement in place of XXX.

2. [YYY] is substituted for [XXX], provided that [YYY] assumes all liability and obligations under the License Agreement as if [YYY] were the original party named as Licensee as of the effective date of the License Agreement.

3. The Regents releases [XXX] from all liability and obligations under the License Agreement arising before or after the effective date of this Agreement.

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The parties have executed this Agreement in triplicate originals by their respective authorized officers on the following day and year.

[XXX] LICENSEE THE REGENTS OF THE

UNIVERSITY OF CALIFORNIA

By: By:

(Signature) (Signature)

Name: Name:

(Please print) (Please print)

Title: Title:

Date: Date:

[YYY] COMPANY

By:

(Signature)

Name:

(Please print)

Title:

Date:

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